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                                                                    Exhibit 5.1



            [Letterhead of Simpson Thacher & Bartlett appears here]




                                  August 31, 2000


Western Multiplex Corporation
1196 Borregas Avenue
Sunnyvale, California  94089


Ladies and Gentlemen:

          We have acted as counsel to Western Multiplex Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the shares of the Company's Class A common stock par value $.01 per share (the "Shares") to be issued by the Company pursuant to the Western Multiplex Corporation 2000 Stock Option Plan for Non-Employee Directors, the Western Multiplex Corporation Employee Stock Purchase Plan, the 1999 Western Multiplex Corporation Stock Incentive Plan, the Ubiquity Communication, Inc. 1999 Stock Plan, the Ubiquity Communication, Inc. 1998 Stock Plan and the Ubiquity Communication, Inc. 1997 Stock Option Plan (collectively, as each such plan has been amended to the date hereof, the "Plans").

          We have examined the Registration Statement, the Plans and a form of the share certificate. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

          In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as
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Western Multiplex Corporation              -2-                August 31, 2000


originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

          Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that the Shares have been duly authorized and, upon the issuance of the Shares in accordance with the terms of the applicable Plan, payment of the consideration payable therefore pursuant to the terms of the applicable Plan and delivery of the Shares in accordance with the terms of the applicable Plan, such Shares will be validly issued, fully paid and non-assessable.

          We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including such statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws).

          We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.

                                  Very truly yours,

                                  /s/ Simpson Thacher & Bartlett

                                  SIMPSON THACHER & BARTLETT